EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of January 14, 2008, (the “Agreement”), is by and between Acxiom Corporation, a Delaware corporation (the “Company”) and John Meyer (the “Executive”).

WHEREAS, the Company desires to hire the Executive to serve as Chief Executive Officer and President of the Company and the Executive desires to hold such positions under the terms and conditions of this Agreement; and

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship between the Executive and the Company.

NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

1.   Employment. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company as of the Effective Date, upon the terms and subject to the conditions set forth herein.

2.	Term.

(a)        Subject to termination pursuant to Section 9, the term of the employment by the Company of the Executive pursuant to this Agreement (as the same may be extended, the “Term”) will commence on February 4, 2008 (the “Effective Date”) and terminate on May 16, 2011.

(b)       Commencing on May 16, 2011 and on each subsequent anniversary thereof, the Term may be extended by the Company for a period of one (1) additional year following the expiration of the applicable Term by notifying the Executive of such renewal in writing not later than one hundred eighty (180) days before any such date.

3.	Position.

(a)        During the Term, the Executive will serve as Chief Executive Officer and President of the Company performing duties commensurate with such positions and will perform such additional duties as the Board of Directors of the Company (the “Board”) will determine. The Executive will report directly to the Board. The Executive agrees to serve, without any additional compensation, as a director of the Company and as a member of the board of directors and/or as an officer of any subsidiary of the Company. If the Executive’s employment is terminated for any reason, whether such termination is voluntary or involuntary, the Executive will resign as a director of the Company (and as a director and/or officer of any of its subsidiaries), such resignation to be effective no later than the date of termination of the Executive’s employment with the Company.

(b)       Following the first anniversary of the Effective Date, the Board will give good faith consideration to providing the Executive with the additional title of “Chairman”

4.        Duties. During the Term, the Executive will devote his full time and attention during normal business hours to the business and affairs of the Company and its subsidiaries (the “Business”); provided, however, that the Executive will be permitted to devote reasonable periods of time to charitable and community activities, so long as such activities do not interfere with the performance of the Executive’s responsibilities under this Agreement.

5.	Salary and Bonus, Signing Payment and Relocation.

(a)        For purposes of this Agreement, the “Initial Contract Year” will mean the period commencing on the Effective Date and ending on May 15, 2009. A “Contract Year” will mean the Initial Contract Year and any anniversary thereof.

(b)       During the Initial Contract Year, the Company will pay the Executive a base salary at an annual rate of $700,000 per calendar year. Commencing on or before each anniversary of the Initial Contract Year during the term of this Agreement, the Board (or by the Compensation Committee of the Board (the “Compensation Committee”)) will, in good faith, review the Executive’s annual base salary and may increase (but not decrease) such amount as it may deem advisable (such annual rate of salary, as the same may be increased, the “Base Salary”). The Base Salary will be payable to the Executive in substantially equal installments in accordance with the Company’s normal payroll practices.

(c)        During each Contract Year, the Executive will be eligible for a target cash bonus opportunity of 100% of then-current Base Salary and a maximum cash bonus opportunity of 200% of then-current Base Salary. The Executive’s entitlement to such cash bonus, if any, will be determined by the independent members of the Board (or by the Compensation Committee) based on the terms of the executive bonus program then in effect, including the Board’s (or the Compensation Committee’s) good faith determination as to whether pre-determined performance targets of the Company have been achieved following a review of the Company’s year-end audited financial statements. All such performance targets will be determined by the independent members of the Board (or the by Compensation Committee) after consulting with Executive.

(d)       As an inducement to enter into this Agreement and to replace certain benefits lost by Executive as a result of his decision to leave his current employment, the Company agrees to pay the Executive a total cash payment of $700,000 (the “Signing Payment”), to be paid concurrently with the execution of this Agreement. If the Executive’s employment hereunder is terminated by the Company for Cause or by the Executive without Good Reason before December 31, 2008, the Executive will refund to the Company, within three (3) days of his date of termination, the following amount: the Signing Payment, multiplied by a fraction, the numerator of which is the number of days remaining in calendar year 2008 following the date of Executive’s termination and the denominator of which is 365.

(e)           The Executive will establish a residence in the Little Rock, Arkansas area within six (6) months following the Effective Date. From the Effective Date and until such relocation occurs, the Company will pay for, or reimburse the Executive for, all reasonable travel expenses (using commercial transportation) incurred by him pursuant to his duties hereunder in connection with travel to and from his current principal residence in the State of Texas. The Company will also pay the Executive, until the earlier of the date that he establishes a temporary residence in the Little Rock, Arkansas area or the date that is six (6) months from the Effective Date, a monthly temporary living allowance of $5,000 per month. Additionally, the Company will reimburse the Executive for all reasonable expenses incurred in connection with the relocation of his residence and family to the Little Rock, Arkansas area, including reasonable moving expenses and reasonable transaction costs associated with the sale of the Executive’s current principal residence in the State of Texas and the Executive’s purchase of a new principal residence in the Little Rock, Arkansas area (but such costs will not include those associated with points to reduce the cost of mortgage loan payments) (collectively, “Moving Costs”).

(f)        Promptly following the Effective Date, the Company will reimburse the Executive for reasonable legal expenses up to an amount of $25,000 incurred by him in connection with the drafting and negotiation of this Agreement.

6.	Long-Term Incentive Awards.

(a)        Awards Granted Under 2005 Equity Plan. Reference is made to the 2005 Equity Compensation Plan of Acxiom in the form filed with the Securities and Exchange Commission as of the date hereof (the “2005 Equity Plan”).

(i)        No later than the third business day following the Effective Date, the Company will, pursuant to the 2005 Equity Plan, grant the Executive non-qualified stock options, with a ten (10) year term, to purchase 200,000 shares of common stock of the Company at an exercise price equal to the fair market value on the date of grant. Such options will vest ratably over four (4) years, twenty-five percent (25%) per year, beginning on the first anniversary of such grant and will be awarded pursuant to a form of award agreement in substantially the form attached as Exhibit A, which such agreement will not be inconsistent with the provisions of the 2005 Equity Plan.

(ii)       On or before May 15, 2008, the Company will grant the Executive a performance share unit award in respect of 50,000 shares of common stock of the Company, which such performance share units will cliff vest subject to the terms and conditions of such award and the 2005 Equity Plan based on one or more performance periods ending March 31, 2011. The terms of such award will be determined in the sole discretion of the independent members of the Board (or by the Compensation Committee), but will be made on terms no less favorable to the Executive than any such awards made at the same time to other members of the Company's senior management.

(b)       Awards Granted Under Inducement Plan. Reference is made to the 2008 Nonqualified Equity Compensation Plan of Acxiom Corporation in the form attached as Exhibit B and to be filed with the Securities and Exchange Commission pursuant to applicable rules and regulations thereof (the “Inducement Plan”).

(i)        No later than the third business day following the Effective Date, the Company will, pursuant to the Inducement Plan, grant the Executive non-qualified stock options, with a ten (10) year term, to purchase 265,000 shares of common stock of the Company at an exercise price equal to the fair market value on the date of grant. Such options will vest ratably over four (4) years, twenty-five percent (25%) per year, beginning on the first anniversary of such grant and will be awarded pursuant to a form of award agreement in substantially the form attached as Exhibit C, which such agreement will not be inconsistent with the provisions of the Inducement Plan.

(ii)       On the third business day following the Effective Date, the Company will, pursuant to the Inducement Plan, grant the Executive a restricted stock unit award in respect of 115,000 shares of common stock of the Company, with the applicable restrictions to lapse ratably over four (4) years, twenty-five percent (25%) per year, beginning on the first anniversary of such grant. Such restricted stock units will be awarded pursuant to a form of award agreement in substantially the form attached as Exhibit D, which such agreement will not be inconsistent with the provisions of the Inducement Plan.

(iii)      On or before May 15, 2008, the Company will grant the Executive a performance share unit award in respect of 145,000 shares of common stock of the Company, which such performance share units will cliff vest subject to the terms and conditions of such award and the Inducement Plan based on one or more performance periods ending March 31, 2011. The terms of such award will be determined in the sole discretion of the independent members of the Board (or by the Compensation Committee), but will be made on terms no less favorable to the Executive than any such awards made at the same time to other members of the Company's senior management.

(c)        During the term of this Agreement, the independent members of the Board of Directors (or the Compensation Committee) will in good faith consider the grant, on or before each May 15, commencing May 15, 2009, of additional long-term equity incentive awards to the Executive.

(d)       Notwithstanding any provision to the contrary in any equity incentive plan or related award agreement relating to any equity incentive award granted to the Executive pursuant to this Agreement or in the future, the definition of competitive business activities applicable to such equity incentive plan or award agreement shall be deemed to be the definition contained in Section 12(b) hereof, and any forfeitures required pursuant to such equity incentive plan or award agreement shall be net of all taxes paid or payable by the Executive.

7.        Vacation, Holidays and Sick Leave; Life Insurance. During the Term, the Executive will be entitled to paid vacation in accordance with the Company’s standard vacation accrual policies for its senior executive officers as may be in effect from time to time; provided, that the Executive will during each Contract Year be entitled to at least four (4) weeks of such vacation. During the Term, the Executive will also be entitled to participate in all applicable Company employee benefits plans as may be in effect from time to time for the Company’s senior executive officers.

8.        Business Expenses. The Executive will be reimbursed for all reasonable business expenses incurred by him in connection with his employment following timely submission by the Executive of receipts and other documentation in accordance with the Company’s normal expense reimbursement policies.

9.        Termination of Agreement. The Executive’s employment by the Company pursuant to this Agreement will not be terminated before the end of the Term hereof, except as set forth in this Section 9.

(a)        By Mutual Consent. The Executive’s employment pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and the Executive.

(b)       Death. The Executive’s employment pursuant to this Agreement will be terminated upon the death of the Executive, in which event the Executive’s spouse or heirs will receive, when the same would have been paid to the Executive (whether or not the Term will have expired during such period), (i) all Base Salary and benefits (including any earned but unpaid cash bonus) to be paid or provided to the Executive under this Agreement through the Date of Termination (as defined in Section 9(j) hereof), (ii) any other unpaid benefits (including death benefits) to which they are entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination, (iii) the amount of any cash bonus related to any Contract Year ending before the Date of Termination that has been earned but remains unpaid and (iv) the amount of any target cash bonus to which the Executive would otherwise have been entitled for the Contract Year in which the Date of Termination occurs, pro-rated based on the portion of the applicable Contract Year that the Executive worked for the Company.

(c)        Disability. The Executive’s employment pursuant to this Agreement may be terminated by delivery of written notice to the Executive by the Company (a “Notice of Termination”) in the event that the Executive is unable, as determined by the independent members of the Board of Directors (or any committee of the Board comprised solely of independent directors), to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness that has lasted (or can reasonably be expected to last) for a period of ninety (90) consecutive days, or for a total of ninety (90) days or more in any consecutive one hundred and eighty (180) day-period. If the Executive’s employment is terminated pursuant to this Section 9(c), the Executive will be entitled to receive, when the same would have been paid to the Executive (whether or not the Term will have expired during such period), (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) any other unpaid benefits (including disability benefits) to which he is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination, (iii) the amount of any cash bonus related to any Contract Year ending before the Date of Termination that has been earned but remains unpaid and (iv) the amount of any target cash bonus to which the Executive would otherwise have been entitled for the Contract Year in which the Date of Termination occurs, pro-rated based on the portion of the applicable Contract Year that the Executive worked for the Company.

(d)       By the Company for Cause. The Executive’s employment pursuant to this Agreement may be terminated by delivery of a Notice of Termination upon the occurrence of any of the following events (each of which will constitute “Cause” for termination): (i) the willful failure by the Executive to substantially perform his duties or follow the reasonable and lawful instructions of the Board; provided, that the Executive will be allowed to cure such failure within thirty (30) days of delivery to the Executive by the Company of written demand for performance, which such written demand will specifically identify the manner in which the Company believes he has not substantially performed his duties; or (ii) the engaging by the Executive in willful misconduct that is materially injurious to the Company, monetarily or otherwise. If the Executive’s employment is terminated pursuant to this Section 9(d), the Executive will be entitled to receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, any other unpaid benefits to which he is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination (including, without limitation, the amount of any cash bonus related to any Contract Year ending before the Date of Termination that has been earned but remains unpaid) and no more.

(e)        By the Company Without Cause. The Executive’s employment pursuant to this Agreement may be terminated by the Company at any time without Cause by delivery of a Notice of Termination. If the Executive’s employment is terminated pursuant to this Section 9(e), the Executive will be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) the amount of any cash bonus related to any Contract Year ending before the Date of Termination that has been earned but remains unpaid, (iii) an amount equal to two hundred percent (200%) of the Executive’s Base Salary at the then-current rate of Base Salary, (iv) an amount equal to two hundred percent (200%) of the Executive’s then-current target cash bonus payable pursuant to Section 5(c), pro-rated based on the portion of the applicable Contract Year that the Executive worked for the Company before the Date of Termination, and (v) any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination. The amounts referred to in clauses (i) through (iv) above will be paid to the Executive in a lump sum no later than ten (10) days following the Date of Termination. As a condition to receiving such payment, the Executive agrees to execute and deliver, at the time of termination of his employment, a general release in the form attached as Exhibit E.

(f)        By the Executive for Good Reason. The Executive’s employment pursuant to this Agreement may be terminated by the Executive by written notice of his resignation (“Notice of Resignation”) delivered to the Company within ninety (90) days (provided that, in the case of clause (v), such time period will be extended through the end of the then-current Contract Year) of any of the following (each of which will constitute “Good Reason” for resignation): (i) a reduction by the Company in the Executive’s title or position, or a material reduction by the Company in the Executive’s authority, duties or responsibilities (including, without limitation, Executive no longer serving on the Company’s board of directors), or the assignment by the Company to the Executive of any duties or responsibilities that are materially inconsistent with such title, position, authority, duties or responsibilities; (ii) a reduction in Base Salary; (iii) any material breach of this Agreement by the Company; provided, that the Company will be allowed to cure such breach within thirty (30) days of delivery to the Company by the Executive of written demand for performance, which such written demand will specifically identify the manner in which the Executive believes the Company has breached this Agreement; or (iv) the Company’s requiring the Executive to relocate his office location more than fifty (50) miles from his initial office location in Little Rock, Arkansas. For avoidance of doubt, “Good Reason” will exclude the death or Disability of the Executive. If the Executive resigns for Good Reason pursuant to this Section 9(f), the Executive will be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) the amount of any cash bonus related to any Contract Year ending before the Date of Termination that has been earned but remains unpaid, (iii) an amount equal to two hundred percent (200%) of the Executive’s Base Salary at the then-current rate of Base Salary, (iv) an amount equal to two hundred percent (200%) of the Executive’s then-current target bonus payable pursuant to Section 5(c), pro-rated based on the portion of the applicable Contract Year that the Executive worked for the Company before the Date of Termination, and (v)  any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination. The amounts referred to in clauses (i) through (iv) above will be paid to the Executive in a lump sum no later than ten (10) days following the Date of Termination. As a condition to receiving such payment, the Executive agrees to execute and deliver, at the time of termination of his employment, a general release in the form attached as Exhibit E.

(g)       Non-Renewal by the Company. The Executive’s employment pursuant to this Agreement may be terminated by the Executive by delivery of a Notice of Resignation following the Company’s failure to extend the current Term of this Agreement consistent with the provisions of Section 2(b), which Notice of Resignation must be delivered within ninety (90) days of the Company’s failure to extend such Term pursuant to Section 2(b). If the Executive resigns pursuant to this Section 9(g), or if his employment is terminated at the end of a Contract Year pursuant to Section 2(b), the Executive will be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) the amount of any cash bonus related to any Contract Year ending before the Date of Termination that has been earned but remains unpaid, (iii) an amount equal to one hundred percent (100%) of the Executive’s Base Salary at the then-current rate of Base Salary, (iv) an amount equal to one hundred percent (100%) of the Executive’s then-current target bonus payable pursuant to Section 5(c), pro-rated based on the portion of the applicable Contract Year that the Executive worked for the Company before the Date of Termination and (v) any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination. The amounts referred to in clauses (i) through (iv) above will be paid to the Executive in a lump sum no later than ten (10) days following the Date of Termination. As a condition to receiving such payment, the Executive agrees to execute and deliver, at the time of termination of his employment, a general release in the form attached as Exhibit E.

(h)       By the Executive Without Good Reason. The Executive’s employment pursuant to this Agreement may be terminated by the Executive at any time by delivery of a Notice of Resignation to the Company. If the Executive’s employment is terminated pursuant to this Section 9(h), the Executive will receive all Base Salary and benefits (including any earned but unpaid cash bonus) to be paid or provided to the Executive under this Agreement through the Date of Termination, any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination (including, without limitation, the amount of any cash bonus related to any Contract Year ending before the Date of Termination which has been earned but remains unpaid) and no more.

(i)        Following a Change in Control. If, within twenty-four (24) months following a Change in Control, the Executive is (i) terminated without Cause, or (ii) resigns for Good Reason (as defined and qualified in Section 9(f) above), then the Executive will be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) the amount of any cash bonus related to any Contract Year ending before the Date of Termination that has been earned but remains unpaid, (iii) an amount equal to two hundred percent (200%) of the Executive’s then-current target bonus payable pursuant to Section 5(c), (iv) an amount equal to two hundred percent (200%) of the Executive’s Base Salary at the then-current rate of Base Salary, (v) notwithstanding anything to the contrary in any equity incentive plan or agreement, including, without limitation, the 2005 Equity Plan, the Inducement Plan or the related award agreements, all equity incentive awards, including, without limitation, those granted pursuant to Section 6 hereof, which are then outstanding, to the extent not then vested, shall vest, and (vi) any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination. The amounts referred to in clauses (i) through (iv) above will collectively be referred to as the “Change in Control Severance Amount.” The Change in Control Severance Amount will be paid to the Executive in a lump sum no later than ten (10) days following the Date of Termination. The Executive agrees to execute and deliver, at the time of termination of his employment, a general release in the form attached as Exhibit E. Payments pursuant to this Section 9(i) will be made in lieu of, and not in addition to, any payment pursuant to any other paragraph of this Section 9.

(j)        Date of Termination. The Executive’s Date of Termination will be (i) if the Executive’s employment is terminated pursuant to Section 9(b), the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 9(c), Section 9(d) or Section 9(e), the date on which a Notice of Termination is given, (iii) if the Executive’s employment is terminated pursuant to Section 9(f), the date specified in the Notice of Resignation, (iv) if the Executive’s employment is terminated pursuant to Section 9(g), the date specified in the Notice of Resignation or, if no Notice of Resignation is delivered, the last day of the applicable Contract Year, (v) if the Executive’s employment is terminated pursuant to Section 9(h), the date specified in the Notice of Resignation (provided that the Executive will deliver such Notice of Resignation to the Company not less than thirty (30) days before the Date of Termination specified therein) and (vi) if the Executive’s employment is terminated pursuant to Section 9(i), the date specified in the Notice of Termination or the Notice of Resignation, as applicable.

(k)       For the purposes of this Agreement, a “Change in Control” will mean any of the following events:

(i)        An acquisition of any securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”) by any “person” (as the term person is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities that are acquired in a “Non-Control Acquisition” (as hereinafter defined) will not constitute an acquisition that would cause a Change in Control. A “Non-Control Acquisition” will mean (i) an acquisition by an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), (ii) any acquisition by or directly from the Company or any Subsidiary, or (iii) an acquisition pursuant to a Non-Qualifying Transaction (as defined in Section 9(j)(iii) below);

(ii)       The individuals who, on the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such board, provided, that, any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board of Directors will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (such term for purposes of this definition being as defined in Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) and 14(d)(2) of the 1934 Act) other than the Board of Directors (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, will be deemed an Incumbent Director; or

(iii)      Consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition:

(A)       The stockholders of the Company immediately before such Reorganization, Sale or Acquisition, beneficially own, directly or indirectly, immediately following such Reorganization, Sale or Acquisition, more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the Company resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such Reorganization, Sale or Acquisition;

(B)       The individuals who were members of the Incumbent Board immediately before the execution of the agreement providing for such Reorganization, Sale or Acquisition constitute at least a majority of the members of the board of directors of the Surviving Corporation; and

(C)       No person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or any person who, immediately before such Reorganization, Sale or Acquisition, had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities), has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Surviving Corporation’s then outstanding Voting Securities;

Any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in subparts (A), (B) and (C) of this Section 9(j) above will be deemed to be a “Non-Qualifying Transaction.”

Notwithstanding the foregoing, a “Change in Control” will not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities of the Company as a result of the acquisition of Voting Securities by the

Company which, by reducing the number of Voting Securities outstanding, increased the proportional number of shares Beneficially Owned by the Subject Person.

(iv)      Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(l)        Delay of Payment Required by Section 409A of the Code. It is intended that (i) each payment or installment of payments provided under this Agreement will be a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) that the payments will satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two-year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments will be delayed until the date that is six (6) months after the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company. Any payments delayed pursuant to this Section 9(k) will be made in a lump sum on the first day of the seventh month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) and any remaining payments required to be made under this Agreement will be paid upon the schedule otherwise applicable to such payments under the Agreement. In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a "deferral of compensation" within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

10.	Representations.

(a)        The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.

(b)       The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.

11.      Assignment; Binding Agreement. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement will inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the

Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

12.	Confidentiality; Non-Solicitation; Non-Competition.
(a)	Non-Solicitation.

(i)        The Executive specifically acknowledges that the Confidential Information described in this Section 12 includes confidential data pertaining to current and prospective customers of the Company, that such data is a valuable and unique asset of the Company’s business and that the success or failure of the Company’s specialized business is dependent in large part upon the Company’s ability to establish and maintain close and continuing personal contacts and working relationships with such customers, and to develop proposals which are specifically designed to meet the requirements of such customers. Therefore, for a period of two (2) years after the Date of Termination if the Executive receives a payment under Section 9(e), Section 9(f) or Section 9(i), the Executive agrees that he will not, except on behalf of the Company or with the Company’s express written consent, solicit, either directly or indirectly, on his own behalf or on behalf of any other person or entity, any customers with whom he had contact before the Date of Termination to take any action which could reasonably be expected to adversely affect the Company.

(ii)       The Executive specifically acknowledges that the Confidential Information described in this Section 12 also includes confidential data pertaining to current and prospective employees and agents of the Company, and the Executive further agrees that until for a period of two (2) years after the Date of Termination if the Executive receives a payment under Section 9(e), Section 9(f) or Section 9(i), the Executive will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, the services of any person who is an employee or agent of the Company or solicit any of the Company’s employees or agents to terminate their employment or agency with the Company, except with the Company’s express written consent.

(iii)      The Executive specifically acknowledges that the Confidential Information described in this Section 12 also includes confidential data pertaining to current and prospective vendors and suppliers of the Company, and the Executive agrees that for a period of two (2) years after the Date of Termination if the Executive receives a payment under Section 9(e), Section 9(f) or Section 9(i), the Executive will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, any vendor or supplier of the Company for the purpose of either providing products or services to do a business competitive with that of the Company, as described in Section 12(c)(i), or terminating or changing (in an adverse manner) such vendor’s or supplier’s relationship or agency with the Company.

(iv)      For purposes of this Section 12(a), references to the Company mean the Company or any existing future subsidiary of the Company and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company.

(b)	Non-Competition.

(i)        The Executive covenants and agrees that for a period of two (2) years after the Date of Termination if the Executive receives a payment under Section 9(e), Section 9(f) or Section 9(i), he will not engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant, or in any other capacity, a business competitive with that conducted by the Company. A “business competitive with that conducted by the Company” will mean any business or activity involved in information management products, marketing solutions and other services related to customer acquisition, growth and retention, including data collection, data integration technology and services, database services, information technology outsourcing, consulting and analytics services and consumer privacy products and services, or any other significant business in which the Company or any of its subsidiaries is engaged in, in each case where such products or services are competitive with products or services offered by the Company or any of its subsidiaries that constitute more than five percent (5%) of the Company’s revenues in any of its eight (8) preceding fiscal quarters. To “engage in or carry on” will mean to have ownership in such business (excluding ownership of up to five percent (5%) of the outstanding shares of a publicly-traded company) or to consult, work in, direct or have responsibility for any area of such business, including but not limited to the following areas: operations, technology strategy, sales, marketing, product planning, research, design or development.

(ii)       For a period of two (2) years after the Date of Termination if the Executive receives a payment under Section 9(e), Section 9(f) or Section 9(i), the Executive certifies and agrees that he will promptly notify the Board in writing of his employment or other affiliation with any potentially competitive business or entity, before the commencement of such employment or affiliation.

(c)        The parties intend that each of the covenants contained in this Section 12 will be construed as a series of separate covenants, one for each state of the United States, each county of each state of the United States, and each foreign jurisdiction in which the Company does business or is preparing to do business. Except for geographic coverage, each such separate covenant will be deemed identical in terms to the covenant contained in the preceding subsections of this Section 12. If, in any judicial proceeding, a court will refuse to enforce any of the separate covenants (or any part thereof) deemed included in those subsections, then such unenforceable covenant (or such part) will be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 12 should ever be deemed to exceed the time or geographic limitations, or the scope of this covenant is ever deemed to exceed that which is permitted by applicable law, then such provisions will be reformed to the maximum time, geographic limitations or scope, as the case may be, permitted by applicable law. The unenforceability of any covenant in this Section 12 will not preclude the enforcement of any other of said covenants or provisions of any other obligation of the Executive or the Company hereunder, and the existence of any claim or cause of action by the Executive or the Company against the other, whether predicated on the Agreement or otherwise, will not constitute a defense to the enforcement by the Company of any of said covenants.

(d)       If the Executive will be in violation of any provision of this Section 12, then each time limitation set forth in this Section 12 will be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants in this Section 12 will be extended for a period of time equal to the pendency of such proceedings, including all appeals by the Executive.

13.      Ownership of Developments; Trade Secrets of Others. All copyrights, patents, trade secrets, or other intellectual property rights associated with any idea, concepts, techniques, inventions, processes, or works of authorship developed or created by the Executive during the course of his work for the Company or its clients, including past employment and with respect to the Consulting Services to be provided hereunder (collectively, the “Work Product”), will belong exclusively to the Company and will, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive will take further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. The Executive represents that he is not bound by, and covenants that he will not enter into, any agreements, either written or oral, which are in conflict with this Agreement. For purposes of this Section 13, the term “Company” also will include any existing or future affiliates of the Company.

14.      Company Remedies. The Executive acknowledges and agrees that the restrictions and covenants contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company and that the services to be rendered by him hereunder are of a special, unique and extraordinary character. To that end, in the event of any breach by the Executive of Section 12 or Section 13 hereof, the Executive agrees that the Company would be entitled to injunctive relief, which entails that (i) it would be difficult to replace the Executive’s services; (ii) the Company would suffer irreparable harm that would not be adequately compensated by monetary damages and (iii) the remedy at law for any breach of any of the provisions of Section 12 or Section 13 may be inadequate. The Executive further acknowledges that legal counsel of his choosing has reviewed this Agreement, that the Executive has consulted with such counsel, and that he agrees to the terms herein without reservation. Accordingly, the Executive specifically agrees that the Company will be entitled, in addition to any remedy at law or in equity, to (i) retain any and all payments not yet paid to him under this Agreement in the event of any breach by him of his covenants under Sections 12 and 13 hereunder, (ii) in the event of such breach, recover an amount equal to the after-tax payments previously made to the Executive under Section 9(e)(iii), 9(e)(iv), 9(f)(iii), 9(f)(iv), 9(g)(iii), 9(g)(iv), 9(i)(iii) or 9(i)(iv) and (iii) obtain preliminary and permanent injunctive relief and specific performance for any actual or threatened violation of Section 12 or Section 13 of this Agreement. This provision with respect to injunctive relief will not, however, diminish the right to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.

15.	Certain Additional Payments by the Company.

(a)        Anything in this Agreement to the contrary notwithstanding and except as set forth below, if it will be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 15) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, and taking account of any withholding obligation on the part of the Company, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided, that the aggregate of all Gross-Up Payments will not exceed $4,000,000.

(b)       Subject to the provisions of Section 15(c), all determinations required to be made under this Section 15, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, will be made by the Company’s regular certified public accounting firm (the “Accounting Firm”), which will provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the applicable Change in Control, the Company will appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm will then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm will be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 15, will be paid by the Company to the Executive, net of any of the Company’s federal or state withholding obligations with respect to such Payment, within five (5) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm will be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant to Section 15(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of the Underpayment that has occurred and any such Underpayment will be promptly paid by the Company to or for the benefit of the Executive.

(c)        The Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment (or an additional Gross-Up Payment). Such notification will be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and will apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive will not pay such claim before the expiration of the thirty-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing before the expiration of such period that it desires to contest such claim, the Executive will:

(i)        give the Company any information reasonably requested by the Company relating to such claim,

(ii)       take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)      cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)      permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company will bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and will indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 15(c), the Company will control all proceedings taken in connection with such contest (to the extent applicable to the Excise Tax and the Gross-Up Payment) and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company will advance the amount of such payment to the Executive, on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any

Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)       If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 15(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive will (subject to the Company’s complying with the requirements of Section 15(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 15(c), a determination is made that the Executive will not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund before the expiration of thirty (30) days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)        Notwithstanding any other provision of this Section 15, any Gross-Up Payment due to the Executive hereunder will be paid in accordance with this Section 15, but in no event may any such payments be made later than December 31 of the year following the year (i) any excise tax is paid to the Internal Revenue Service regarding this Section 15 or (ii) any tax audit or litigation brought by the Internal Revenue Service or other relevant taxing authority related to this Section 15 is completed or resolved.

16.      Entire Agreement. This Agreement and the equity incentive plans and agreements referenced herein contain all the understandings between the parties hereto pertaining to the matters referred to herein, and supersede any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. To the extent that any term or provision of any other document or agreement executed by the Executive with or for the Company during the Term of this Agreement, including, without limitation, Sections 4, 7, 8 and 11 of the Axciom Corporation Associate Agreement, conflicts or is inconsistent with this Agreement, the terms and conditions of this Agreement shall prevail and supersede such inconsistent or conflicting term or provision. The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter or effect of this Agreement or otherwise and that the Executive has been represented by counsel selected by the Executive.

17.      Amendment, Modification or Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

18.      Notices. Any notice to be given hereunder will be in writing and will be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

To the Executive at:	John Meyer

3001 Southwestern Blvd.

Dallas, Texas 75225

Facsimile: (214) 368-4203

With a copy to:	Michael A. Saslaw

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201-7830

Facsimile: (214) 746-7777

To the Company at:	Acxiom Corporation

1 Information Way

P.O. Box 8180

Little Rock, Arkansas 72202-8180

Attention: General Counsel

Facsimile: (501) 342-5610

With a copy to:	J. Allen Overby

Bass, Berry & Sims PLC

315 Deaderick Street, Suite 2700

Nashville, Tennessee 37238-3001

Facsimile: (615) 742-2711

Any notice delivered personally or by courier under this Section 18 will be deemed given on the date delivered and any notice sent by facsimile or registered or certified mail, postage prepaid, return receipt requested, will be deemed given on the date transmitted by facsimile or five days after post-marked if sent by U.S. mail.

19.      Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, will not be affected thereby, and each provision hereof will be validated and will be enforced to the fullest extent permitted by law.

20.      Governing Law. This Agreement will be governed by and construed under the internal laws of the State of Arkansas, without regard to its conflict of laws principle.

21.      Jurisdiction and Venue. This Agreement will be deemed performable by all parties in, and venue will exclusively be in the state or federal courts located in the State of Arkansas. The Executive and the Company hereby consent to the personal jurisdiction of these courts and waive any objections that such venue is objectionable or improper.

22.      Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

23.      Withholding. All payments to the Executive under this Agreement will be reduced by all applicable withholding required by federal, state or local law.

24.      Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of date set forth above.

ACXIOM CORPORATION By: /s/ Jerry C. Jones Name: Jerry C. Jones Title: Business Development / Legal Leader

EXECUTIVE /s/ John Meyer John Meyer

EXHIBIT A

Form of Stock Option Award Issued Under 2005 Equity Plan

EXHIBIT A

STOCK OPTION GRANT AGREEMENT

This Stock Option Grant Agreement (“Grant Agreement”) together with the accompanying Notice of Grant of Stock Option (“Notice”) and the 2005 Equity Compensation Plan of Acxiom Corporation (the “Plan”) constitute the agreement (“Agreement”) between Acxiom Corporation (the “Company”) and you with regard to the stock options (“Options”) described on the Notice. Capitalized terms not otherwise defined in the Grant Agreement shall have the meanings set forth in the Plan. References in the Grant Agreement to “the Company” shall be deemed to also include its subsidiaries.

1.         Acceptance of Terms. Your acceptance and retention of the Options described in the accompanying Notice shall constitute your acceptance of the terms and conditions set forth in the Agreement, and shall constitute an affirmation that you have read the Notice, the Grant Agreement and the Plan and have agreed to be bound by their terms.

2.         Vesting and Exercise After Termination of Employment. Unless otherwise specified by the Compensation Committee of the Board of Directors, options will vest only while you remain an associate of the Company, and they may be exercised only while you remain an associate of the Company and during the three months immediately following your separation from the Company.

3.         Forfeiture of Option Gain and Unexercised Options for Engaging in Certain Activities.

(a)       If, at any time during your employment or within one year after termination of your employment you engage in any activity which competes with any activity of the Company, or if you engage in any of the prohibited activities listed below, then

(i)        any unexpired, unpaid or unexercised Options granted to you under the Agreement shall be canceled,

(ii)       any option gain (i.e, the product of (x) the number of shares of Company stock realized from an exercise of the Option and (y) the difference in the closing sale price of the Company’s stock on the date of exercise and the exercise price) (“Option Gain”) realized by you within the three-year period before and the three-year period after your termination date from exercising any Options granted under the Agreement shall be paid by you to the Company, and

(iii)      the Company shall be entitled to set off against the amount of any such Option Gain any amount owed to you by the Company.

The prohibited activities include:

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(1)       accepting employment with or serving as a consultant, advisor or in any other capacity to anyone that is in competition with or acting against the interests of the Company;

(2)       disclosing or misusing any confidential information or material concerning the Company;

(3)       any attempt, directly or indirectly, to induce any associate of the Company to be employed or perform services elsewhere;

(4)        any attempt, directly or indirectly, to solicit the trade or business of any current or prospective customer of the Company;

(5)       the failure or refusal to disclose promptly and to assign to the Company all right, title and interest in any invention or idea made or conceived in whole or in part by you in the course of your employment by the Company, relating to the actual or anticipated business, research or development work of the Company, or the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent or other intellectual property right;

(6)       participating in a hostile takeover attempt against the Company;

(7)       a material violation of Company policy, including, without limitation, the Company's insider trading policies; or

(8)       conduct related to your employment for which you have been convicted of criminal conduct or for which you have been assessed civil penalties.

The purpose of this Section 3 is to ensure that the interests of the Company’s shareholders are aligned with and not competitive with or in conflict with the interests of the Company.

(b)       Upon exercise, payment or delivery pursuant to exercise of an Option, you agree to certify, if requested by the Company, that you are in compliance with the terms and conditions of this Section 3.

(c)       You may be released from your obligations under this Section 3 only if the Compensation Committee, or its authorized designee(s), determines in its discretion that to do so is in the best interests of the Company.

4.         Stock Option Transferability. The Options are transferable only as specifically allowed by the Plan.

5.         Deferred Delivery of Stock. Prior to your exercise of an Option, you may elect to defer the delivery of the stock to which you would be otherwise be entitled following your

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exercise, if you timely agree in writing to the terms of the Company’s then current stock deferral election form, and if you meet and comply with the conditions and rules of the Compensation Committee then in effect with respect to such deferrals. The conditions, rules and procedures under which you may exercise this deferral right, and the terms and provisions of the stock deferral election form, are subject to such administrative policies as the Compensation Committee may adopt from time to time, and any such policies or determinations of the Compensation Committee shall be final.

6.         Nonstatutory Stock Options. The Options have been designated by the Compensation Committee as nonstatutory stock options; they do not qualify as incentive stock options.

7.         Taxes. The Company is not required to issue shares of stock upon your exercise of the Options unless you first pay the amount requested by the Company to satisfy any liability it may have to withhold federal, state, or local income or other taxes relating to the exercise.

8.         Amendments. All amendments to the Agreement shall be in writing; provided that the Agreement is subject to the power of the Board to amend the Plan as provided therein, except that no such amendment to the Plan shall adversely affect your rights under the Agreement without your consent.

9.         Notices. Any notice to be given under the Agreement to the Company shall be addressed to the Company in care of its stock option administrator. Any notice to be given to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices.

10.       Severability. If any part of the Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of the Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

11.       Applicable Law. The Agreement shall be governed by the laws (excluding the conflict of laws rules) of the State of Delaware.

12.       Headings. Headings are for convenience only and are not to serve as a basis for interpretation or construction of the Agreement.

\

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EXHIBIT B

2008 Nonqualified Equity Compensation Plan of Acxiom

EXHIBIT B

2008 NONQUALIFIED EQUITY COMPENSATION PLAN

OF

ACXIOM CORPORATION

1.        Establishment and Purpose. Acxiom Corporation (the “Company”) has adopted this 2008 Nonqualified Equity Compensation Plan of Acxiom Corporation (the “Plan”) to promote the interests of the Company and its stockholders by enabling grants of Awards to provide a material inducement for new, key executives to enter into employment with the Company or any of its present or future Subsidiaries and Affiliated Companies (as defined below) when the constraints of the Company’s existing equity incentive plans prevent such grants, and to retain and motivate such executives, to encourage and reward their contribution to the performance of the Company, and to align their interests with the interests of the Company’s stockholders.

2.	Definitions. The following capitalized terms, when used in the Plan, have the following meanings:

(a)        “Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(b)        “Affiliated Company” means any corporation, limited liability company, partnership, limited liability partnership, joint venture or other entity in which the Company or any of its Subsidiaries has an ownership interest.

(c)        “Associate” means any employee, officer (whether or not also a director), director, affiliate, independent contractor or consultant of the Company, a Subsidiary or an Affiliated Company who renders those types of services which tend to contribute to the success of the Company, its Subsidiaries or its Affiliated Companies, or which may reasonably be anticipated to contribute to the future success of the Company, its Subsidiaries or its Affiliated Companies.

(d)        “Award” means the grant, pursuant to the Plan, of any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Awards, Performance Share, Performance Unit, Qualified Performance-Based Award, or Other Stock Unit Award. The terms and conditions applicable to an Award shall be set forth in applicable Grant Documents.

(e)        “Award Agreement” means any written or electronic agreement, contract, or other document or instrument evidencing any Award granted by the Committee or the Board hereunder, which may, but need not, be executed or acknowledged by both the Company and the Eligible Person.

(f)	“Board” means the Board of Directors of the Company.

(g)        “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

(h)        “Common Stock” means the common stock, par value $.10 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type described in Section 15 of the Plan.

(i)        “Committee” means the Compensation Committee of the Board (as well as any successor to the Compensation Committee and any Company officers to whom authority has been lawfully delegated by the Compensation Committee). All of the members of the Committee, which may not be less than two, are intended at all times to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3, and each of whom is intended to qualify as “independent” as set forth in the applicable rules and regulations of the Securities and Exchange Commission and/or Nasdaq or

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any stock exchange upon which the Shares may be listed in the future; provided, however, that the failure of a member of such Committee to so qualify shall not be deemed to invalidate any Award granted by such Committee.

(j)        “Date of Grant” means the date specified by the Committee or the Board, as applicable, on which a grant of an Award will become effective.

(k)        “Eligible Person” means a person not previously an employee or director of the Company or any Affiliated Company, or who has experienced a bona-fide period of non-employment with the Company and its Affiliated Companies, within the meaning of Nasdaq Marketplace Rule 4350(i)(1)(A)(iv).

(l)        “Exercise Period” means the period during which an Option shall vest and become exercisable by a grantee (or his or her representatives or transferees) as specified in Section 6(c) below.

(m)	“Exercise Price” means the purchase price per share payable upon exercise of an Option.

(n)        “Fair Market Value” means, as of any applicable determination date or for any applicable determination period, the closing price of the Company’s Common Stock as reported by Nasdaq (or any other stock exchange upon which the Common Stock may be listed for trading).

(o)        “Grant Documents” means any written or electronic Award Agreement, memorandum, notice, and/or other document or instrument evidencing the terms and conditions of the grant of an Award by the Committee or the Board under the Plan, which may, but need not, be executed or acknowledged by both the Company and the grantee.

(p)       “Legal Requirements” means any laws, or any rules or regulations issued or promulgated by the Internal Revenue Service (including Section 422 of the Code), the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., Nasdaq (or any other stock exchange upon which the Common Stock may be listed for trading), or any other governmental or quasi-governmental agency having jurisdiction over the Company, the Common Stock, or the Plan.

(q)	“Non-Qualified Stock Option” means any Option that is not an Incentive Stock Option.

(r)        “Option” means an option granted to an Eligible Person pursuant to the Plan to acquire a certain number of Shares at such price(s) and during such period(s) and under such other terms and conditions as the Committee or Board shall determine from time to time.

(s)        “Other Stock Unit Award” means any right granted to an Eligible Person by the Committee or Board pursuant to Section 10 hereof.

(t)        “Restricted Stock” means any Share issued with the restriction that the holder may not sell, transfer, pledge, or assign such Share and with such other restrictions as the Committee or the Board, in their sole discretion, may impose (including, without limitation, any forfeiture condition or any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee or the Board may deem appropriate.

(u)        “Restricted Stock Award” means an award of Restricted Stock or Restricted Stock Units under Section 8 hereof.

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(v)        “Restricted Stock Unit” means a right awarded to an Eligible Person that, subject to Section 8(c), may result in the Eligible Person’s ownership of Shares upon, but not before, the lapse of restrictions related thereto.

(w)       “Restriction Period” means the period of time specified by the Committee or Board pursuant to Sections 8 and 10 below.

(x)        “Rule 16b-3” means Rule 16b-3 under Section 16 of the Act, as such Rule may be in effect from time to time.

(y)	“Shares” means the shares of Common Stock of the Company, $.10 par value.

(z)        “Stock Appreciation Right” means the right pursuant to an Award granted under Section 7 of the Plan, to surrender to the Company all (or a portion) of such right and, if applicable, a related Option, and receive cash or shares of Common Stock in accordance with the provisions of Section 7.

(aa)	“Strike Price” shall have the meaning set forth for such term in Section 7(b) of the Plan.

(bb)      “Subsidiary” means any corporation, limited liability company, partnership, limited liability partnership, joint venture or other entity in which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power or equity interests represented by all classes of stock, membership or other interests issued by such corporation, limited liability company, partnership, limited liability partnership, joint venture or other entity.

(cc)      “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or with which the Company combines.

3.         Administration. The Plan shall be administered by the Committee and the Board. Except as otherwise provided herein, each of the Committee or the Board has the full authority and discretion to administer the Plan, and to take any action that is necessary or advisable in connection with the administration of the Plan including, without limitation, the authority and discretion to:

(a)	select Eligible Persons under the Plan;
(b)	determine whether and to what extent Awards are to be granted;
(c)	determine the number of Shares to be covered by each grant;

(d)        determine the terms and conditions, not inconsistent with the terms of the Plan, of any grant hereunder (including, but not limited to, the term of the Award, the Exercise Price or Strike Price and any restriction, limitation, procedure, or deferral related thereto, provisions relating to the effect upon the Award of an Eligible Person’s cessation of employment, acceleration of vesting, forfeiture provisions regarding an Award and/or the profits received by any Eligible Person from receiving an Award of exercising an Option or Stock Appreciation Right, and any other terms and conditions regarding any Award, based in each case upon such guidelines and factors as the Committee or Board shall determine from time to time in their sole discretion);

(e)        determine whether, to what extent and under what circumstances grants under the Plan are to be made and operate, whether on a tandem basis or otherwise, with other grants or awards (whether equity or cash based) made by the Company under or outside of the Plan; and

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(f)        delegate to one or more officers of the Company the right to grant Awards under the Plan, provided that such delegation is made in accordance with the provisions of applicable state and federal laws.

Each of the Committee and the Board shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provisions of the Plan and any Award granted under thereunder (and any Grant Documents relating thereto); and to otherwise supervise the administration of the Plan.

Each of the Committee and the Board shall also have the authority to provide, in their discretion, for the rescission, forfeiture, cancellation or other restriction of any Award granted under the Plan, or for the forfeiture, rescission or repayment to the Company by a grantee of an Award of any profits or gains related to any Award granted hereunder, or other limitations, upon the occurrence of such prescribed events and under such circumstances as the Committee or the Board shall deem necessary and reasonable for the benefit of the Company; provided, however, that this provision shall have no application after a Change of Control (as defined below in Section 11) has occurred.

All decisions made by the Committee and the Board pursuant to the provisions of the Plan shall be made in the Committee’s or Board’s sole discretion and shall be final and binding on all persons including the Company and any Eligible Person who has received an Award hereunder. No member of the Committee or Board will be liable for any such action or determination made in good faith.

4.	Shares Subject to the Plan.

(a)        The total number of Shares which may be issued pursuant to Awards under the Plan is 525,000. Such Shares may consist, in whole or in part, of authorized and unissued shares or treasury shares, as determined in the discretion of the Committee or the Board.

(b)        If any Award made under the Plan is forfeited, any Option (and the related Stock Appreciation Right, if any) or any Stock Appreciation Right not related to an Option terminates, expires or lapses without being exercised, or any Stock Appreciation Right is exercised for cash, the Shares subject to such Awards that are, as a result, not delivered to the Eligible Person shall again be available for delivery in connection with Awards. If a Stock Appreciation Right is exercised, only the number of Shares issued will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. If the Exercise Price of any Option is satisfied by delivering Shares to the Company (by either actual delivery or by attestation), only the number of Shares issued net of the Shares delivered or attested to shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery pursuant to Awards under the Plan. To the extent any Shares subject to an Award are not delivered to an Eligible Person because such Shares are used to satisfy an applicable tax withholding obligation, such Shares shall again be available for delivery in connection with Awards; provided, further, that only Shares that are used to satisfy an applicable tax withholding obligation upon exercise of an Option shall again be available for delivery pursuant to Incentive Options.

(c)        Shares available for issuance or reissuance under the Plan will be subject to adjustment as provided in Section 15 below.

5.         Eligible Persons. A person is eligible to receive grants of Awards if, at the time of the grant of the Award, such person is an Eligible Person and the Award is provided as an inducement material to the individual’s entering into employment with the Company or an Affiliated Entity; provided, however, that the grant is approved by either the Board’s independent Compensation and Human Resources Committee or a majority of independent directors of the whole Board, and provided further, that Awards granted to a person who has received an offer of employment will terminate and be forfeited without consideration if the employment offer is not accepted within such time as may be specified by the Company. Promptly following any grant under this Plan, the Company shall disclose in a press release the material terms of the grant, including the recipient and the number of shares involved. Status as an Eligible Person will not be construed as a commitment that any Award will be granted under this Plan to an Eligible Person or to Eligible Persons generally.

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6.	Options.

(a)        Grant of Options. The Committee, the Board or their lawful designees may from time to time authorize grants of Options to any Eligible Person upon such terms and conditions as the Committee or Board may determine in accordance with the provisions set forth in the Plan. Each grant will specify, among other things, the number of Shares to which it pertains; the Exercise Price, the form of payment to be made by the Eligible Person for the shares purchased upon exercise of any Option; the required period or periods (if any) of continuous service by the Eligible Person with the Company, a Subsidiary or an Affiliated Company and/or any other conditions to be satisfied before the Options or installments thereof will vest and become exercisable. Incentive Stock Options may not be granted under the Plan.

Each Option granted under this Plan will be evidenced by Grant Documents delivered to the Eligible Person containing such further terms and provisions, not inconsistent with the Plan, as the Committee or Board may approve in their discretion.

(b)        Exercise Price. The Exercise Price for each share of Common Stock purchasable under any Option shall be not less than 100% of the Fair Market Value per share on the Date of Grant as the Committee or Board shall specify. All such Exercise Prices shall be subject to adjustment as provided for in Section 15 hereof.

(c)           Exercise Period. Subject to Section 11 hereof, the period during which an Option shall vest and become exercisable by a grantee (or his or her representative(s) or transferee(s)) whether during or after employment or following death, retirement or disability (the “Exercise Period”) shall be such period of time as may be designated by the Committee or the Board as set forth in the Committee’s or Board’s applicable rules, guidelines and practices governing the Plan and/or in the Grant Documents executed in connection with such Option. If the Committee or Board provides, in their sole discretion, that any Option is exercisable only in installments, the Committee or Board may waive or accelerate such installment exercise provisions at any time at or after grant in whole or in part, based upon such factors as the Committee or Board shall determine, in their sole discretion.

(d)        Exercise of Option. Subject to Section 11 hereof, an Option may be exercised by the grantee at any time and from time to time during the Exercise Period by giving written notice of such exercise to the Company specifying the number of shares of Common Stock to be purchased by the grantee. Such notice shall be accompanied by payment of the Exercise Price in accordance with subsection (e) below.

(e)        Payment for Shares. Full payment of the Exercise Price for the Shares purchased upon exercise of an Option, together with the amount of any tax or excise due in respect of the sale and issue thereof, may be made in one of the following forms of payment:

(i)	Cash, by check or electronic funds transfer;

(ii)      Pursuant to procedures approved by the Company, through the sale (or margin) of Shares acquired upon exercise of the Option through a broker-dealer to whom the grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale (or if applicable margin loan) proceeds sufficient to pay for the Exercise Price, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by reason of such exercise;

(iii)     By delivering previously-owned shares of Common Stock owned by the grantee for a period of at least six months having a Fair Market Value on the date upon which the grantee exercises his or her Option equal to the Exercise Price, or by delivering a combination of cash and shares of Common Stock equal to the aggregate Exercise Price;

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(iv)      By authorizing the Company to withhold a number of shares of Common Stock otherwise issuable to the grantee upon exercise of an Option having an aggregate Fair Market Value on the date upon which the grantee exercises his or her Option equal to the aggregate Exercise Price; or

(v)	By any combination of the foregoing.

Provided, however, that the payment methods described in clause (iv) immediately above shall not be available to a grantee without the prior consent of either the Committee or its authorized designee(s), or if at any time the Company is prohibited from purchasing or acquiring Shares under applicable law. The Committee or the Board may permit a grantee to exercise an Option and defer the issuance of any Shares, subject to such rules and procedures as the Committee or Board may establish.

The Company will issue no certificates for Shares until full payment of the Exercise Price has been made, and a grantee shall have none of the rights of a shareholder until certificates for the Shares purchased are issued; provided however, that for purposes of this Section 6, full payment shall be deemed to have been received by the Company upon evidence of delivery to a broker-dealer of the irrevocable instructions contemplated by clause (ii) immediately above.

(f)       Withholding Taxes. The Company may require a grantee exercising a Non-Qualified Stock Option or Stock Appreciation Right granted hereunder to reimburse the Company (or the entity which employs the grantee) for taxes required by any government to be withheld or otherwise deducted and paid by such corporation in respect of the issuance of the Shares. Such withholding requirements may be satisfied by any one of the following methods:

(i)        A grantee may deliver cash in an amount which would satisfy the withholding requirement;

(ii)       A grantee may deliver previously-owned Shares (based upon the Fair Market Value of the Common Stock on the date of exercise) in an amount which would satisfy the withholding requirement; or

(iii)     With the prior consent of either the Committee or the Board, or its authorized designees, a grantee may request that the Company (or the entity which employs the Eligible Person) withhold from the number of Shares otherwise issuable to the grantee upon exercise of an Option such number of Shares (based upon the Fair Market Value of the Common Stock on the date of exercise) as is necessary to satisfy the withholding requirement.

(g)        Conditions to Exercise of Options. The Committee or the Board may, in their discretion, require as conditions to the exercise of Options or Stock Appreciation Rights and the issuance of shares thereunder either (a) that a registration statement under the Securities Act of 1933, as amended, with respect to the Options or Stock Appreciation Rights and the shares to be issued upon the exercise thereof, containing such current information as is required by the Rules and Regulations under said Act, shall have become, and continue to be, effective; or (b) that the grantee or his or her transferee(s) (i) shall have represented, warranted and agreed, in form and substance satisfactory to the Company, both that he or she is acquiring the Option or Stock Appreciation Right and, at the time of exercising the Option or Stock Appreciation Right, that he or she is acquiring the shares for his/her own account, for investment and not with a view to or in connection with any distribution; (ii) shall have agreed to restrictions on transfer, in form and substance satisfactory to the Company; and (iii) shall have agreed to an endorsement which makes appropriate reference to such representations, warranties, agreements and restrictions both on the option and on the certificate representing the shares.

(h)        Use of Proceeds. Proceeds realized from the sale of Common Stock pursuant to Options granted hereunder shall constitute general funds of the Company.

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7.	Stock Appreciation Rights.

(a)        When granted, Stock Appreciation Rights may, but need not be, identified with a specific Option (including any Option granted on or before the Date of Grant of the Stock Appreciation Rights) in a number equal to or different from the number of Stock Appreciation Rights so granted. If Stock Appreciation Rights are identified with Shares subject to an Option, then, unless otherwise provided in the applicable Grant Documents, the grantee’s associated Stock Appreciation Rights shall terminate upon the expiration, termination, forfeiture or cancellation of such Stock Option or the exercise of such Option.

(b)        The Strike Price of any Stock Appreciation Right shall (i) for any Stock Appreciation Right that is identified with an Option, equal the Exercise Price of such Option, or (ii) for any other Stock Appreciation Right, be not less than 100% of the Fair Market Value of a Share of Common Stock on the Date of Grant as the Committee or Board shall specify.

(c)        Subject to Section 11 hereof, (i) each Stock Appreciation Right which is identified with any Option grant shall vest and become exercisable by a grantee as and to the extent that the related Option with respect to which such Stock Appreciation Right is identified may be exercised; and (ii) each other Stock Appreciation Right shall vest and become exercisable by the grantee, whether during or after employment or following death, retirement or disability, at such time or times as may be designated by the Committee or Board as set forth in the applicable rules, guidelines and practices governing the Plan and/or the Grant Documents executed in connection with such Stock Appreciation Right.

(d)        Subject to Section 11 hereof, Stock Appreciation Rights may be exercised by the grantee by delivery to the Company of written notice of intent to exercise a specific number of Stock Appreciation Rights. Unless otherwise provided in the applicable Grant Documents, the exercise of Stock Appreciation Rights which are identified with Shares of Common Stock subject to an Option shall result in the cancellation or forfeiture of such Option to the extent of the exercise of such Stock Appreciation Right.

(e)        The benefit to the grantee for each Stock Appreciation Right exercised shall be equal to (i) the Fair Market Value of a Share of Common Stock on the date of exercise, minus (ii) the Strike Price of such Stock Appreciation Right. Such benefit shall be payable in cash, except that the Committee or Board may provide in the applicable rules, guidelines and practices governing the Plan and/or the Grant Documents that benefits may be paid wholly or partly in Shares of Common Stock.

8.	Restricted Stock Awards.

(a)        Issuance. A Restricted Stock Award shall be subject to restrictions imposed by the Committee or the Board during a period of time specified by the Committee or Board (the “Restriction Period”). Restricted Stock Awards may be issued hereunder to Eligible Persons for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The provisions of Restricted Stock Awards need not be the same with respect to each Eligible Person.

(b)	Restricted Stock.

(i)        The Company may grant Restricted Stock to those Eligible Persons the Committee or the Board may select in their sole discretion. Each Award of Restricted Stock shall have those terms and conditions that are expressly set forth in or are required by the Plan and the Grant Documents as the Committee or the Board may determine in their discretion.

(ii)        While any restriction applies to any grantee’s Restricted Stock, (a) unless the Committee or the Board provides otherwise, the grantee shall receive the dividends paid on the Restricted Stock and shall not be required to return those dividends to the Company in the event of the forfeiture of the Restricted Stock; (b) the grantee shall receive the proceeds of the Restricted Stock in any stock split, reverse stock split,

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recapitalization, or other change in the capital structure of the Company, which proceeds shall automatically and without need for any other action become Restricted Stock and be subject to all restrictions then existing as to the grantee’s Restricted Stock; and (c) the grantee shall be entitled to vote the Restricted Stock during the Restriction Period.

(iii)       The Restricted Stock will be delivered to the grantee subject to the understanding that while any restriction applies to the Restricted Stock, the grantee shall not have the right to sell, transfer, assign, convey, pledge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber any shares of Restricted Stock or any interest therein. As a result of the retention of rights in the Restricted Stock by the Company, except as required by any applicable law, neither any shares of the Restricted Stock nor any interest therein shall be subject in any manner to any forced or involuntary sale, transfer, conveyance, pledge, hypothecation, encumbrance, or other disposition or to any charge, liability, debt, or obligation of the grantee, whether as the direct or indirect result of any action of the grantee or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors’ rights law. Any action attempting to effect any transaction of that type shall be void.

(iv)       Unless other provisions are specified in the Grant Documents or Plan guidelines which may be adopted by the Committee or the Board from time to time, any Restricted Stock held by the grantee at the time the grantee ceases to be an Associate for any reason shall be forfeited by the grantee to the Company and automatically re-conveyed to the Company.

(v)        The Committee or the Board may withhold, in accordance with Section 16(f) hereof, any amounts necessary to collect any withholding taxes upon any taxable event relating to Restricted Stock.

(vi)       The making of an Award of Restricted Stock and delivery of any Restricted Stock is subject to compliance by the Company with all applicable laws. The Company need not issue or transfer Restricted Stock pursuant to the Plan unless the Company’s legal counsel has approved all legal matters in connection with the delivery of the Restricted Stock.

(vii)      The Restricted Stock will be book-entry Shares only unless the Committee or the Board decides to issue certificates to evidence any shares of Restricted Stock. The Company may place stop-transfer instructions with respect to all Restricted Stock on its stock transfer records.

(c)	Restricted Stock Units.

(i)        The Company may grant Restricted Stock Units to those Eligible Persons as the Committee or the Board may select in its sole discretion. Restricted Stock Units represent the right to receive Shares in the future, at such times, and subject to such conditions as the Committee or the Board shall determine. The restrictions imposed shall take into account potential tax treatment under Code Section 409A.

(ii)        Until the Restricted Stock Unit is released from restrictions and any Shares subject thereto are delivered to the grantee, the grantee shall not have any beneficial ownership in any Shares subject to the Restricted Stock Unit, nor shall the grantee have the right to sell, transfer, assign, convey, pledge, hypothecate, grant any security interest in or mortgage on, or otherwise dispose of or encumber any Restricted Stock Unit or any interest therein. Except as required by any law, no Restricted Stock Unit nor any interest therein shall be subject in any manner to any forced or involuntary sale, transfer, conveyance, pledge, hypothecation, encumbrance, or other disposition or to any charge, liability, debt, or obligation of the grantee, whether as the direct or indirect result of any

8

action of the grantee or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors’ rights law. Any action attempting to effect any transaction of that type shall be void.

(iii)       Upon the lapse of the restrictions, the holder of Restricted Stock Units shall, except as noted below, be entitled to receive, as soon as administratively practical, (a) that number of Shares subject to the Award that are no longer subject to restrictions, (b) cash in an amount equal to the Fair Market Value of the number of Shares subject to the Award that are no longer subject to restrictions, or (c) any combination of Shares and cash, as the Committee or the Board shall determine in their sole discretion, or shall have specified at the time the Award was granted.

(iv)       Restricted Stock Units and the entitlement to Shares, cash, or any combination thereunder will be forfeited and all rights of a grantee to such Restricted Stock Units and the Shares thereunder will terminate if the applicable restrictions are not satisfied.

(v)        A grantee of Restricted Stock Units is not entitled to any rights of a holder of the Shares (e.g., voting rights and dividend rights), prior to the receipt of such Shares pursuant to the Plan. The Committee or the Board may, however, provide in the Grant Documents that the grantee shall be entitled to receive dividend equivalent payments on Restricted Stock Units, on such terms and conditions as the Grant Documents may specify.

(vi)       The Committee or the Board may withhold, in accordance with Section 16(f) hereof, any amounts necessary to collect any withholding taxes upon any taxable event relating to any Restricted Stock Units.

(vii)      The granting of Restricted Stock Units and the delivery of any Shares is subject to compliance by the Company with all applicable laws.

(viii)     At the time of grant of Restricted Stock Units (or at such earlier or later time as the Committee or the Board determines to be appropriate in light of the provisions of Code Section 409A), the Committee or the Board may permit a grantee to elect to defer receipt of the Shares or cash to be delivered upon lapse of the restrictions applicable to the Restricted Stock Units in accordance with rules and procedures that may be established from time to time by the Committee or the Board. Such rules and procedures shall take into account potential tax treatment under Code Section 409A, and may provide for payment in Shares or cash.

9.	Performance Awards. [Reserved]

10.       Other Stock Unit Awards. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Stock Unit Awards”) may be granted hereunder to Eligible Persons, either alone or in addition to other Awards granted under the Plan. Other Stock Unit Awards may be paid in Shares, cash or any other form of property as the Committee or the Board may determine. Subject to the provisions of the Plan, the Committee or the Board shall have sole and complete authority to determine the Eligible Persons to whom such Awards shall be made, the times at which such Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other terms and conditions of such Awards. The provisions of Other Stock Unit Awards need not be the same with respect to each Eligible Person. Shares (including securities convertible into Shares) subject to Awards granted under this Section may be issued for no cash consideration or for such minimum consideration as may be required by applicable law.

11.         Change in Control. Notwithstanding any other provision of the Plan to the contrary, the Committee or Board may determine, in their discretion, that upon the occurrence of a transaction involving a merger or consolidation of the Company, a sale of all or substantially all of its assets, or the acquisition of a significant percentage of the voting power of the Company, or such other form of transaction as the Committee or Board may

9

determine from time to time to constitute a change in control of the Company, that (i) Stock Options and Stock Appreciation Rights may become immediately exercisable; (ii) restrictions and deferral limitations applicable to any Restricted Stock or Restricted Stock Unit Award may become free of all restrictions and limitations and become fully vested and transferable; (iv) the restrictions and deferral limitations and other conditions applicable to any Other Stock Unit Awards or any other Awards granted under the Plan may lapse and such Other Stock Unit Awards or such other Awards may become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the Award not previously forfeited or vested.

The Committee or the Board, in their discretion, may also determine that, upon the occurrence of such a change in control transaction, each Stock Option or Stock Appreciation Right outstanding hereunder shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share of Common Stock subject to such Stock Option or Stock Appreciation Right, an amount equal to the excess of the fair market value of the Shares immediately prior to the occurrence of such transaction (which shall be no less than the value being paid for such Shares pursuant to such transaction) over the Exercise Price or Strike Price, as applicable, of such Stock Option or Stock Appreciation Right; such amount shall be payable in cash, in one or more of the kinds of property payable in such transaction, or in a combination thereof, as the Committee or Board in their discretion shall determine.

12.       Transferability of Awards. Awards granted under the Plan shall not be transferred by an Eligible Person, except by will or by the laws of descent and distribution.

13.	[Reserved]

14.	Alteration, Termination, Discontinuance, Suspension, and Amendment.

(a)        The Committee or the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the Committee or Board deems it necessary or desirable to qualify or comply; or (ii) the consent of the affected grantee, if such action would impair the rights of such grantee under any outstanding Award. Notwithstanding anything to the contrary herein, the Committee or the Board may make technical amendments to the Plan as may be necessary so as to have the Plan conform to any laws or regulations in any jurisdiction within or outside the United States, so long as shareholder approval of such technical amendments is not required.

(b)        The Committee or Board may amend the terms of any outstanding Award, prospectively or retroactively, except that no such amendment shall impair the rights of any grantee of an Award without his or her consent. Subject to the requirements of paragraph (c) below, the Committee or Board may, without the consent of the grantee of an Award, amend any Grant Documents evidencing an Option or Stock Appreciation Right granted under the Plan, or otherwise take action, to accelerate the time or times at which an Option or Stock Appreciation Right may be exercised; to extend the expiration date of an Award; to waive any other condition or restriction applicable to an Award or to the exercise of an Option or Stock Appreciation Right; to reduce the Exercise Price or Strike Price, as applicable, of an Option or Stock Appreciation Right; to amend the definition of a change in control of the Company (if such a definition is contained in such Grant Documents) to expand the events that would result in a change in control and to add a change in control provision to such Grant Documents (if such provision is not contained in such Grant Documents); and may amend any such Grant Documents in any other respect with the consent of the grantee.

(c)        If required by any Legal Requirement, any amendment to the Plan or any Award will also be submitted to and approved by the requisite vote of the shareholders of the Company. If any Legal Requirement requires the Plan to be amended, or in the event any Legal Requirement is amended or supplemented (e.g., by addition of alternative rules) to permit the Company to remove or lessen any restrictions on or with respect to an Award, the Board and the Committee each

10

reserve the right to amend the Plan or any Grant Documents evidencing an Award to the extent of any such requirement, amendment or supplement, and all Awards then outstanding will be subject to such amendment.

(d)        Notwithstanding any provision of the Plan to the contrary, the Committee or the Board may not, without prior approval of the shareholders of the Company, reprice any outstanding Option by either lowering the Exercise Price thereof or canceling such outstanding Stock Option in consideration of a grant having a lower Exercise Price. This paragraph 14(d) is intended to prohibit the repricing of “underwater” Options without prior shareholder approval and shall not be construed to prohibit the adjustments provided for in Section 15 hereof.

(e)        The Plan may be terminated at any time by action of the Board. The termination of the Plan will not adversely affect the terms of any outstanding Award.

15.       Adjustment of Shares; Effect of Certain Transactions. Notwithstanding any other provision of the Plan to the contrary, in the event of any change in the shares of Common Stock subject to the Plan or to any Award (through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, issuance of rights to subscribe, or change in capital structure), appropriate adjustments or substitutions shall be made by the Committee or the Board as to the (i) maximum number of shares of Common Stock subject to the Plan, (ii) maximum number of Shares of Common Stock for which Awards may be granted to any one Eligible Person, and (iii) the number of Shares of Common Stock and price per share subject to outstanding Awards as shall be equitable to prevent dilution or enlargement of rights under previously granted Awards. The determination of the Committee or Board as to these matters shall be conclusive; provided, however, that (i) any such adjustment with respect to an Incentive Stock Option and any related Stock Appreciation Right shall comply with the rules of Section 424(a) of the Code; and (ii) in no event shall any adjustment be made which would disqualify any Incentive Stock Option granted hereunder as an Incentive Stock Option for purposes of Section 422 of the Code.

16.	General Provisions.

(a)       No Associate or Eligible Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Associates or Eligible Persons under the Plan.

(b)        The Committee or Board shall be authorized to make adjustments in performance award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee or Board may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of or combination with another corporation or business entity, the Committee or Board may, in their discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

(c)       All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock transfer orders and other restrictions as the Committee or Board may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable state of Federal securities law, and the Committee or Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d)       No Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee or the Board in their sole discretion has determined that any such offer, if made, would be in compliance with all

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applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

(e)       The Committee or the Board shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of the Plan and any Grant Documents, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee or the Board, be entitled to receive, currently or on a deferred basis, cash dividends, or cash payments in amounts equivalent to cash dividends on Shares (“dividend equivalents”), with respect to the number of Shares covered by the Award, as determined by the Committee or the Board, in their sole discretion, and the Committee or Board may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

(f)        The Company shall be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Plan administrator to satisfy all obligations for the payment of such taxes, not to exceed the statutory minimum withholding obligation. The Committee or Board shall be authorized to establish procedures for election by grantees to satisfy such obligations for the payment of such taxes (i) by delivery of or transfer of Shares to the Company, (ii) with the consent of the Committee or the Board, by directing the Company to retain Shares otherwise deliverable in connection with the Award, (iii) by payment in cash of the amount to be withheld, or (iv) by withholding from any cash compensation otherwise due to the grantee.

(g)       Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if required, and such arrangements may be either generally applicable or applicable only in specific cases.

(h)       The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the state of Delaware and applicable Federal law.

(i)        If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee or the Board, such provision shall be construed or deemed amended to conform to applicable law, or if it cannot be construed or deemed amended without, in the determination of the Committee or the Board, materially altering the intent of the Plan, it shall be stricken, and the remainder of the Plan shall remain in full force and effect.

(j)        Awards may be granted to Eligible Persons who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee or the Board, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee or Board also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligations with respect to tax equalization for Associates on assignments outside their home country.

(k)       No Award shall be granted or exercised if the grant of the Award or the exercise and the issuance of shares or other consideration pursuant thereto would be contrary to law or the regulations of any duly constituted authority having jurisdiction.

(l)        The Plan will not confer upon any Eligible Person or Associate any right with respect to continuance of employment or other service with the Company or any Subsidiary or Affiliated Company, nor will it interfere in any way with any right the Company or any Subsidiary or Affiliated Company would otherwise have to terminate an Eligible Person’s or Associate’s employment or other service at any time.

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EXHIBIT C

Form of Stock Option Award Issued Under Inducement Plan

EXHIBIT C

STOCK OPTION GRANT AGREEMENT

This Stock Option Grant Agreement (“Grant Agreement”) together with the accompanying Notice of Grant of Stock Option (“Notice”) and the 2008 Nonqualified Equity Compensation Plan of Acxiom Corporation (the “Plan”) constitute the agreement (“Agreement”) between Acxiom Corporation (the “Company”) and you with regard to the stock options (“Options”) described on the Notice. Capitalized terms not otherwise defined in the Grant Agreement shall have the meanings set forth in the Plan. References in the Grant Agreement to “the Company” shall be deemed to also include its subsidiaries.

1.         Acceptance of Terms. Your acceptance and retention of the Options described in the accompanying Notice shall constitute your acceptance of the terms and conditions set forth in the Agreement, and shall constitute an affirmation that you have read the Notice, the Grant Agreement and the Plan and have agreed to be bound by their terms.

2.         Vesting and Exercise After Termination of Employment. Unless otherwise specified by the Compensation Committee of the Board of Directors, options will vest only while you remain an associate of the Company, and they may be exercised only while you remain an associate of the Company and during the three months immediately following your separation from the Company.

3.         Forfeiture of Option Gain and Unexercised Options for Engaging in Certain Activities.

(a)       If, at any time during your employment or within one year after termination of your employment you engage in any activity which competes with any activity of the Company, or if you engage in any of the prohibited activities listed below, then

(i)        any unexpired, unpaid or unexercised Options granted to you under the Agreement shall be canceled,

(ii)       any option gain (i.e, the product of (x) the number of shares of Company stock realized from an exercise of the Option and (y) the difference in the closing sale price of the Company’s stock on the date of exercise and the exercise price) (“Option Gain”) realized by you within the three-year period before and the three-year period after your termination date from exercising any Options granted under the Agreement shall be paid by you to the Company, and

(iii)      the Company shall be entitled to set off against the amount of any such Option Gain any amount owed to you by the Company.

The prohibited activities include:

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(1)       accepting employment with or serving as a consultant, advisor or in any other capacity to anyone that is in competition with or acting against the interests of the Company;

(2)       disclosing or misusing any confidential information or material concerning the Company;

(3)       any attempt, directly or indirectly, to induce any associate of the Company to be employed or perform services elsewhere;

(4)        any attempt, directly or indirectly, to solicit the trade or business of any current or prospective customer of the Company;

(5)       the failure or refusal to disclose promptly and to assign to the Company all right, title and interest in any invention or idea made or conceived in whole or in part by you in the course of your employment by the Company, relating to the actual or anticipated business, research or development work of the Company, or the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent or other intellectual property right;

(6)       participating in a hostile takeover attempt against the Company;

(7)       a material violation of Company policy, including, without limitation, the Company's insider trading policies; or

(8)       conduct related to your employment for which you have been convicted of criminal conduct or for which you have been assessed civil penalties.

The purpose of this Section 3 is to ensure that the interests of the Company’s shareholders are aligned with and not competitive with or in conflict with the interests of the Company.

(b)       Upon exercise, payment or delivery pursuant to exercise of an Option, you agree to certify, if requested by the Company, that you are in compliance with the terms and conditions of this Section 3.

(c)       You may be released from your obligations under this Section 3 only if the Compensation Committee, or its authorized designee(s), determines in its discretion that to do so is in the best interests of the Company.

4.	Stock Option Transferability. The Options are not transferable.

5.         Deferred Delivery of Stock. Prior to your exercise of an Option, you may elect to defer the delivery of the stock to which you would be otherwise be entitled following your exercise, if you timely agree in writing to the terms of the Company’s then current stock deferral

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election form, and if you meet and comply with the conditions and rules of the Compensation Committee then in effect with respect to such deferrals. The conditions, rules and procedures under which you may exercise this deferral right, and the terms and provisions of the stock deferral election form, are subject to such administrative policies as the Compensation Committee may adopt from time to time, and any such policies or determinations of the Compensation Committee shall be final.

6.         Nonstatutory Stock Options. The Options have been designated by the Compensation Committee as nonstatutory stock options; they do not qualify as incentive stock options.

7.         Taxes. The Company is not required to issue shares of stock upon your exercise of the Options unless you first pay the amount requested by the Company to satisfy any liability it may have to withhold federal, state, or local income or other taxes relating to the exercise.

8.         Amendments. All amendments to the Agreement shall be in writing; provided that the Agreement is subject to the power of the Board to amend the Plan as provided therein, except that no such amendment to the Plan shall adversely affect your rights under the Agreement without your consent.

9.         Notices. Any notice to be given under the Agreement to the Company shall be addressed to the Company in care of its stock option administrator. Any notice to be given to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices.

10.       Severability. If any part of the Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of the Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

11.       Applicable Law. The Agreement shall be governed by the laws (excluding the conflict of laws rules) of the State of Delaware.

12.       Headings. Headings are for convenience only and are not to serve as a basis for interpretation or construction of the Agreement.

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EXHIBIT D

Form of Restricted Stock Unit Award Issued Under Inducement Plan

EXHIBIT D

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (the “Agreement”), the accompanying Notice of Restricted Stock Unit Award (the “Notice”), and the 2008 Nonqualified Equity Compensation Plan of Acxiom Corporation (the “Plan”), constitute the agreement between Acxiom Corporation (the “Company”) and you with regard to the restricted stock units (“RSUs”) pertaining to the Company’s common stock (“Common Stock”) described in the Notice. Capitalized terms not otherwise defined herein will have the meanings set forth in the Plan. In the event of a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern.

1.      Acceptance of Terms. Your acceptance and retention of the award described in the accompanying Notice, as evidenced by your signature on the Notice, shall constitute your acceptance of the terms and conditions set forth in the Notice, this Agreement, and the Plan.

2.	Your Rights with Respect to the RSUs.

(a)        Shareholder Rights. Upon vesting, the RSUs granted pursuant to the Notice will entitle you to the all the rights of a shareholder of the Company’s Common Stock as to the amount of shares of Common Stock (“Shares”) currently vested. You will have no shareholder rights with respect to any unvested RSU’s, and your rights with respect to the RSUs will remain forfeitable prior to the date on which such rights become vested.

(b)        Conversion of RSUs; Issuance of Shares. Upon each vesting date, you will be entitled to receive, as soon as administratively practicable, 25% of the Shares in accordance with the Notice. No Shares will be issued to you prior to the date on which the RSUs vest.

3.         Vesting. The RSUs shall vest and the restrictions with respect to the RSUs shall lapse as set forth in the Notice, provided that you remain continuously employed by the Company. If you cease to be an associate of the Company for any reason other than voluntary separation, the Compensation Committee of the Board of Directors of the Company shall determine the treatment of unvested RSUs upon your separation. The provisions of this Section 3 are subject to the provisions of Section 4 below entitled “Forfeiture of Shares.”

4.	Forfeiture of Shares for Engaging in Certain Activities.

(a)        If at any time during your employment with the Company and/or its subsidiaries and affiliated companies, or within one year after termination of your employment you engage in any activity which competes with any activity of the Company and/or its subsidiaries and affiliated companies, or if you engage in any of the prohibited activities listed in subsection (b) below, then

(i)	any unvested RSUs granted to you shall be canceled;

(ii)        with respect to any Shares received by you pursuant to Section 2(b) above within the three-year period before and the three-year period after your termination date, you shall pay to the Company an amount equal to the proceeds of any sale or distribution of those Shares (the “Forfeited Shares”), or, if still held by you, the aggregate fair market value of such Forfeited Shares as of the date of vesting; and

(iii)       the Company shall be entitled to set off against the amount of any such Forfeited Shares any amounts owed to you by the Company.

(b)    The prohibited activities include:

(1)        accepting employment with or serving as a consultant, advisor or in any other capacity to anyone that is in competition with or acting against the interests of the Company;

(2)        disclosing or misusing any confidential information or material concerning the Company;

(3)        any attempt, directly or indirectly, to induce any associate of the Company to be employed or perform services elsewhere;

(4)        any attempt, directly or indirectly, to solicit the trade or business of any current or prospective customer of the Company;

(5)        the failure or refusal to disclose promptly and to assign to the Company all right, title and interest in any invention or idea made or conceived in whole or in part by you in the course of your employment by the Company, relating to the actual or anticipated business, research or development work of the Company, or the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent or other intellectual property right;

(6)        participating in a hostile takeover attempt against the Company;

(7)        a material violation of Company policy, including, without limitation, the Company's insider trading policies; or

(8)        conduct related to your employment for which you have been convicted of criminal conduct or for which you have been assessed civil penalties.

(c)        Upon receipt of any Shares pursuant to Section 2(b) of this Agreement, you agree to certify, if requested by the Company, that you are in compliance with the terms and conditions of this Agreement.

(d)        You may be released from your obligations under this Section 4 only if the Compensation Committee of the Company’s Board of Directors (the “Committee”), or its authorized designee(s), determines in its sole discretion that to do so is in the best interests of the Company.

5.         Restriction on Transfer. RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by you except as provided under the Plan, and any unauthorized purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company.

6.         Taxes. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable or state payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you.

            7.           Amendments. All amendments to this Agreement shall be in writing; provided that this Agreement is subject to the power of the Committee and/or the Company’s Board of Directors to amend the Plan as provided therein, except that no such amendment to the Plan shall adversely affect your rights under this Agreement without your consent.

8.           Notices. Any notice to be given under this Agreement to the Company shall be addressed to the Company in care of its restricted stock plan administrator. Any notice to be given to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.

9.           Severability. If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

10.         Applicable Law. This Agreement shall be governed by the laws (excluding the conflict of laws rules) of the State of Delaware.

11.         Headings. Headings are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

EXHIBIT E

Form of General Release

EXHIBIT E

Form of General Release

This Release (this “Release”), dated as of ________, is made by and among John Meyer (the “Executive”) and Axciom Corporation (the “Company”).

WHEREAS, the parties hereto entered into that certain Employment Agreement dated as of January14, 2008 (the “Agreement”);

WHEREAS, the Executive’s employment with the Company has been terminated in a manner described in Section ____ of the Agreement;

WHEREAS, pursuant to Section ___ of the Agreement, it is a condition precedent to the Company’s obligation to make the payments under Section ___, that the Executive executes and delivers this Release.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.      Executive Release. The Executive, ON BEHALF OF HIMSELF, HIS SPOUSE, ATTORNEYS, HEIRS, EXECUTORS, ADMINISTRATORS, AGENTS, ASSIGNS AND ANY TRUSTS, PARTNERSHIPS AND OTHER ENTITIES UNDER HIS CONTROL (TOGETHER, THE “EXECUTIVE PARTIES”), HEREBY GENERALLY RELEASES AND FOREVER DISCHARGES the Company, its respective predecessors, successors and assigns and its respective past and present stockholders, members, directors, officers, employees, agents, representatives, principals, insurers and attorneys (together the “Company Parties”) from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action, KNOWN OR UNKNOWN, CONTINGENT OR NON-CONTINGENT of any kind and every nature whatsoever, and WHETHER OR NOT ACCRUED OR MATURED, which any of them have or may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, OR ANY OTHER MATTERS OR THINGS OCCURRING OR EXISTING AT ANY TIME PRIOR TO AND INCLUDING THE EXECUTION DATE OF THIS RELEASE (including, but not limited to, any claim against the Company Parties based on, relating to or arising under wrongful discharge, breach of contract (whether oral or written), tort, fraud (including fraudulent inducement into this Release), defamation, negligence, promissory estoppel, retaliatory discharge, Title VII of the Civil Rights Act of 1964, as amended, any other civil or human rights law, the Age Discrimination in Employment Act of 1967, Americans with Disabilities Act, Employee Retirement Income Security Act of 1974, as amended, or any other federal, state or local law relating to employment or discrimination in employment) arising out of or relating to the Executive’s employment by the Company or his services as an officer or employee of the Company or any of its subsidiaries, or otherwise relating to the termination of such employment or the Agreement (collectively, “Claims”); provided, however, such general release will not limit or release the Company Parties from their respective obligations (i) under the Agreement that expressly survive termination of employment, (ii) under the Company’s benefit plans and agreements that expressly survive termination of employment, including without limitation the Company’s equity incentive plans, (iii) in respect of the Executive’s services as an officer or director of the Company or any of its subsidiaries, pursuant to any director and officer indemnification agreements or as provided by

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law or the certificates of incorporation or by-laws (or like constitutive documents) of the Company or any of its subsidiaries or [(iv) insert at the time of termination a description of any other agreements with the Company that expressly survive the Executive’s termination]. The Executive, ON BEHALF OF HIMSELF AND THE EXECUTIVE PARTIES, hereby represents and warrants that no other person or entity has initiated or, to the extent within his control, will initiate any such proceeding on his or their behalf.

2.         Non-Disparagement. The Executive agrees that, for a period of two (2) years following the date hereof, the Executive shall not, in any communications with the press or other media or any customer, client or supplier of the Company or any of its subsidiaries, make any statement which disparages or is derogatory of the Company or any of its subsidiaries or any of their respective directors or senior officers; provided, however, that this Section 2 shall apply to the Executive only for so long as the Company, its subsidiaries and their respective directors and senior officers refrain from making any such communication which disparages or is derogatory of the Executive.

3.         Acknowledgement of Waiver of Claims under ADEA. The Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 and that this waiver and release is knowing and voluntary. The Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which the Executive was already entitled. The Executive further acknowledges that (a) he has been advised that he should consult with an attorney prior to executing this Release, (b) he has been given twenty-one (21) days within which to consider this Release before executing it and (c) he has been given at least seven (7) days following the execution of this Release to revoke this Release.

4.         Acknowledgment. The parties hereto acknowledge that they understand the terms of this Release and that they have executed this Release knowingly and voluntarily. The Executive acknowledges that, in consideration for the covenants and releases contained herein, he will receive the payments as described in Section ____ of the Agreement, and that he would not receive such payment without the execution of this Release.

5.         Severability. All provisions of this Release are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Release. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Release to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Release as limited.

6.         Specific Performance. If a court of competent jurisdiction determines that the Executive has breached or failed to perform any part of this Release, the Executive agrees that the Company will be entitled to seek injunctive relief to enforce this Release.

7.         Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Arkansas without reference to principles of conflict of laws.

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8.         Jurisdiction and Venue. This Release will be deemed performable by all parties in, and venue will exclusively be in the state and federal courts located in, the State of Arkansas. The Executive hereby consents to the personal jurisdiction of these courts and waives any objection that such venue in objectionable or improper.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Executive has hereunto set his hands, as of the day and year first above written.

_________________________________ John Meyer, individually

SIGNATURE PAGE TO RELEASE